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                                                                    Exhibit 99.2

Cincinnati, Ohio
March 15, 2000

               CROWN VANTAGE FILES FOR CHAPTER 11 REORGANIZATION

              Receives $100 Million Debtor-in-Possession Financing


Cincinnati, Ohio - March 15, 2000 - Crown Vantage (OTC Bulletin Board: CVAN) announced today that it has filed voluntary petitions in the U.S. Bankruptcy Court for the Northern District of California, Oakland Division, to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The Company said that it initiated the Chapter 11 cases because they offered the most viable way to access new working capital and restructure finances while continuing normal operations.

Crown Vantage's operations in the U.K. are not included in the filing. This allows the U.K. mills to continue to operate apart from any Court supervision. There should be no change in their day-to-day business.

To ensure that it has the capital necessary to continue operating its business as normal during the restructuring process, the Company said that it has arranged for $100 million in debtor-in-possession (DIP) financing from Morgan Guaranty Trust Company of New York as administrative agent, The Chase Manhattan Bank as syndication agent, and a group of institutional lenders. Morgan Guaranty is the administrative agent for the Company's current pre-petition credit facility. The Company has sought and expects to receive the Court's approval to pay employee salaries, wages and benefits without interruption. The DIP financing will enable the Company to pay for the post-petition delivery of goods and services and continue operations and administration necessary to meet customer demands. Borrowings under the DIP facility are subject to Court approval.

"After evaluating a number of alternatives for recapitalization, we chose to implement our restructuring through a Chapter 11 filing because it provides the most appropriate and efficient means by which the Company can resolve its long-term financial problems and reduce indebtedness," said Robert Olah, president and chief executive officer of Crown Vantage. "While under the protection of the Bankruptcy Court, we now have the flexibility to restructure our pre-petition obligations and gain access to additional working capital that should ensure that day-to-day operations are minimally impacted."

Crown Vantage is one of the world's leading manufacturers of value-added papers for printing, publishing and specialty packaging. With nine mills internationally, the Company has capacity to manufacturer more than 750,000 tons of specialty papers per year. The Company's diverse products are tailored for the special needs of target markets. End users include specialty magazines and catalogs, financial printing and corporate communications, packaging and
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product labels, coffee filters and disposable medical garments - and hundreds more. For more information, visit www.crownvantage.com.
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Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These could include the failure of Crown Vantage to improve financial results or to maintain liquidity; the ability of the company to obtain liquidity; the ability of the company to close on a recapitalization; the inability of the company to successfully amend debt covenants for fiscal 2000; sudden marketing changes in product pricing or the cost of raw materials; failure of the company to successfully implement its value-added marketing strategy or other uncertainties listed from time to time in the company's filings with the SEC.


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